Exhibit 3.1

                           CERTIFICATE OF DESIGNATION

                                       OF

                       SERIES A REDEEMABLE PREFERRED STOCK

                                       OF

                               PLANGRAPHICS, INC.

                      (Pursuant to Section 7-106-102 of the
                           Colorado Revised Statutes)


                      ------------------------------------


   PlanGraphics, Inc., a Company organized and existing under the laws of the
    State of Colorado (the "Company"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Company (the "Board") by
         the Articles of Incorporation of the Company (the "Articles of Incorporation"), as amended, the following resolution was adopted on August 16, 2006 by the Board pursuant to Section 7-106-102 of the Colorado Revised
                                    Statutes:
 RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, as amended, the Series A 6% Cumulative Convertible Redeemable Preferred Stock,
  $.001 par value, previously designated by the Board, no shares of which have been granted by the Company, shall be amended and shall have the following designations and number thereof, powers, preferences, rights, qualifications, limitations and restrictions:

     1. Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as "Series A 12% Redeemable Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be 500.

     2. Definitions.

          "Common Stock" means the Company's common stock, no par value.

          "Junior Stock" means all equity securities of the Company to which the Series A Preferred Stock ranks senior to, whether with respect to dividends, rights upon liquidation, dissolution, winding up or otherwise, including the Common Stock.

          "Series A Original Issue Date" means August 21, 2006.

          "Series A Original Issue Price" means $1,000.00 per share.

     3. Voting Rights. The holders of Series A Preferred Stock shall not be entitled to any voting rights, except as may be required by law.

     4. Dividends. The holders of the Series A Preferred Stock shall have the following rights with respect to dividends on the Series A Preferred Stock:

          (a) Dividend Amount. Each holder of Series A Preferred Stock, in preference to the holders of Junior Securities, shall be entitled to receive cumulative dividends in cash, equal to the rate of twelve percent (12%) per

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annum of the sum of the Series A Original Issue Price of each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall accrue from the Series A Original Issue Date and shall be payable in arrears on February 17, 2007 and quarterly thereafter of (each, a "Series A Dividend Payment Date"). All accrued and unpaid dividends shall be paid when and if declared by the Board or upon redemption of the Series A Preferred Stock, as described in Section 6. Dividends payable on shares of Series A Preferred Stock shall be cumulative; therefore, if a full or partial dividend on the shares of Series A Preferred Stock with respect to any Series A Dividend Payment Date is not declared and paid by the Board, the Company shall remain obligated to pay a full dividend with respect to that period, whether or not there were profits, surplus or other funds of the Company legally available for the payment of dividends.

          (b) Priority of Dividend. So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Securities, nor shall any shares of any Junior Securities of the Company be purchased, redeemed, or otherwise acquired for value by the Company until all accumulated but unpaid dividends on the Series A Preferred Stock shall have been paid or declared and set apart.

          (c) Exclusive Rights to Dividends. Other than the dividends set forth above, the holders of the Series A Preferred Stock shall have no right to participate in any dividend paid to the holders of Junior Securities, including any distribution or dividend in cash, assets, indebtedness, capital stock of the Company's subsidiaries or any other similar dividend or distribution.

     5. Liquidation Rights.

          (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary) (a "Liquidation"), the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings (the "Available Assets"), shall be distributed, before any distribution of assets shall be made to the holders of any Junior Securities, to the holders of the Series A Preferred Stock. Each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the Available Assets an amount per share equal to the Series A Original Issue Price, as adjusted for stock splits, dividends, combinations or other recapitalization of the Series A Preferred Stock, plus all accrued (whether or not yet accumulated) and unpaid dividends on such share up to the date of distribution of the Available Assets (such amount, the "Series A Liquidation Preference"). If, upon the occurrence of a Liquidation, the Available Assets are insufficient to pay the holders of shares of Series A Preferred Stock the entire amount of the Liquidation Preference, then the holders of shares of the Series A Preferred Stock shall share on a pro rata basis in the distribution of the entire Available Assets based upon the aggregate proportion of the Series A Preferred Stock held by each such holder.

          (b) Notice. The Company will send a written notice of a Liquidation to the holders of record of the Series A Preferred Stock, stating a payment date, the Series A Liquidation Preference and the place where the Series A Liquidation Preference will be paid, using any of the following delivery methods: (i) in person; (ii) mailed by certified or registered mail, return receipt requested;
(iii) sent by national courier; or (iv) sent by facsimile, not less than 5 days prior to the payment date stated therein. The notice will be addressed to each holder at its address as shown by the records of the Company.

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     6. Redemption.

          (a) At Holder's Option. On, or at any time, or from time to time, after, February 17, 2007, each holder of shares of Series A Preferred Stock may require the Company to redeem (a "Series A Redemption"), from any source of funds legally available therefore, all or a portion of the outstanding shares of Series A Preferred Stock held by such holder (a "Series A Redemption Request"). Subject to Section 6(d), on the date of a Series A Redemption (the "Series A Redemption Date"), which shall be not less than thirty (30) days or more than sixty (60) days after the Company's receipt of a Series A Redemption Request, the Company shall pay to each holder of Series A Preferred Stock who has submitted a Series A Redemption Request, in exchange for the shares of Series A Preferred Stock to be redeemed, an amount per share in cash equal to the Series A Original Issue Price per share, as adjusted for stock splits, dividends, combinations or other recapitalization of the Series A Preferred Stock including any accrued but unpaid dividends on such shares (the "Series A Redemption Price").

          (b) At Company's Option. On, or at any time, or from time to time, after, August 21, 2007, the Company shall have the option to redeem (a "Series A Redemption"), from any source of funds legally available therefore, all or a portion of the outstanding shares of Series A Preferred Stock. Subject to
Section 6(d), on a Series A Redemption Date, the Company shall pay to each holder of Series A Preferred Stock, in exchange for the shares of Series A Preferred Stock to be redeemed, an amount per share in cash equal to the Series A Redemption Price.

          (c) Mechanics of Redemption. Except as provided in Section 6(d), on or before a Series A Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall surrender to the Company the certificate(s) representing the shares of Series A Preferred Stock to be redeemed and thereupon the aggregate Series A Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled by the Company. In the event that the Company redeems less than all of the shares represented by such certificate(s), the Company shall issue a new certificate to the person whose name appears on such certificate(s) as the owner thereof, representing the unredeemed shares of Series A Preferred Stock.

          (d) Funds for Redemption. If the Company does not have sufficient funds legally available on a Series A Redemption Date to redeem all of the shares of Series A Preferred Stock required to be redeemed pursuant to a holder's request made under Section 6(a), the Company shall redeem the maximum possible number of shares of Series A Preferred Stock, allocated ratably among the holders of such shares of Series A Preferred Stock to be redeemed based on their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and shall be entitled to all of the rights, preferences and privileges provided for herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

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          (e) Priority. No other securities of the Company may be redeemed prior to the redemption in full of the Series A Preferred Stock.

     7. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued, and all such shares of Series A Preferred Stock shall be cancelled, retired and eliminated from the shares of Series A Preferred Stock which the Company shall be authorized to issue. Any such shares of Series A Preferred Stock acquired by the Company shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated series and may be redesignated and reissued in any series other than as Series A Preferred Stock.

     8. Registered Holders. A holder of Series A Preferred Stock registered on the Company's stock transfer books as the owner of shares of Series A Preferred Stock shall be treated as the owner of such shares for all purposes. All notices and all payments required to be mailed to a holder of shares of Series A Preferred Stock shall be mailed to such holder's registered address on the Company's stock transfer books, and all dividends and redemption payments to a holder of Series A Preferred Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at his registered address on the Company's stock transfer books.

     9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     10. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as may be amended) from time to time is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such right, preference or limitation (including, without limitation, the dividend rate) shall be enforced to the maximum extent permitted by law and all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, the undersigned, being the Vice President of the Company, has executed this Certificate of Designation as of August 18, 2006.

                                     PLANGRAPHICS, INC.

                                     By: /S/ Fred Beisser
                                     --------------------
                                     Name:  Frederick G. Beisser
                                     Title:  Senor Vice President - Finance



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